Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND FULL AND GENERAL RELEASE

The purpose of this Confidential Severance Agreement and Full and General Release (this “Agreement”) is to set forth the terms and conditions of your separation from employment with Agrify Corporation, a Nevada corporation (“Agrify” or the “Company”).

For good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, the Company and Raymond Chang (“Employee” or “you”) agree as follows:

1. Separation Date. Employee’s separation from employment with the Company will be effective November 5, 2024 (the “Separation Date”).

2. Benefits Payable.

(a)	Salary Continuation. In addition to Employee's regular compensation earned through the Separation Date, the Company will provide Employee with severance payments equal to One Million Dollars and Zero Cents ($1,000,000.00), less applicable taxes, withholdings, and any deductions authorized by this Agreement (the “Severance”). Payment of the Severance will be made in equal installment payments, using Employee's usual payroll method, and will begin being made as of the next regularly scheduled pay day following the Effective Date of this Agreement as defined in Section 12(h).

(b)	COBRA Reimbursement. Subject to timely election by Employee, the Company will provide Employee with reimbursement for the premiums for continued health benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) for himself and his dependents currently enrolled in any Company group health benefit plans as of the Separation Date (“COBRA Reimbursement”). Payment of the COBRA Reimbursement will be made in equal installment payments, using Employee's usual payroll method, and will be made on the next regular pay day following the Company’s execution of this Agreement and following the Effective Date of this Agreement as described in Section 12(h) and through the earlier of: (i) February 1, 2027; or (ii) the last date in which Employee is eligible for COBRA or otherwise allowable by law. However, if Employee becomes eligible to receive health insurance benefits from a new employer, he will no longer be eligible for the COBRA Reimbursement from the Company. To the extent applicable, Employee shall receive under separate cover information concerning rights to continue Employee’s participation in any Company-sponsored group health insurance plan, in accordance with applicable law.

3. Employee’s Acknowledgments. Employee acknowledges that the Severance is good and valuable consideration in exchange for this Agreement, and further acknowledges and agrees that: (i) other than the Severance, the Company has paid Employee all compensation due and owing to Employee related to any employment relationship between Employee and the Company, including, without limitation, all salary, commissions, bonuses, sick pay, vacation pay, paid time off, and/or any other benefits; (ii) Employee is not aware of any unpaid wages, vacation, bonuses, expense reimbursements, or other amounts owed to Employee by Company, other than the Severance specifically promised in this Agreement; (iii) Employee has not been denied any request for leave to which Employee believes the Employee was legally entitled, and Employee was not otherwise deprived of any of Employee’s rights under the Family and Medical Leave Act or any similar state or local statute; (iv) Employee has not suffered any injuries or contacted any illness in the workplace that the Employee believes arose out of Employee’s employment with Company and occurred during the course of such employment; (v) Employee has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in this Agreement; and (vi) that as of the Separation Date, Employee is no longer an employee of the Company and may under no circumstance represent Employee to be in any way connected with or a representative of such company.

4. Release. In consideration of the Severance set forth above, and as a material inducement to the Company to enter into this Agreement, you agree, for yourself, your heirs, executors, administrators, representatives, successors and assigns and anyone claiming by, through or for you, or anyone making a claim on your behalf (for purposes of this Section, “Employee”), to irrevocably and unconditionally waive, release and forever discharge (“Release”) Agrify and its present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint venturers, representatives, successors, and assigns, and their past and present owners, directors, officers, employees, stockholders, attorneys, agents, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever (collectively, “Released Parties”) from any and all liability, actions, causes of actions, common law claims, statutory claims under state or federal law including but not limited to any rights and claims under Title VII of the Civil Rights Act of 1964 (Title VII); the Americans with Disabilities Act (ADA); the Family and Medical Leave Act (FMLA); the Fair Labor Standards Act (FLSA); the Equal Pay Act; the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits); the Civil Rights Act of 1991; Section 1981 of U.S.C. Title 42; the Fair Credit Reporting Act (FCRA); the Worker Adjustment and Retraining Notification (WARN) Act; the National Labor Relations Act (NLRA); the Age Discrimination in Employment Act (ADEA); the Older Workers’ Benefit Protection Act of 1990; the Uniform Services Employment and Reemployment Rights Act (USERRA); the Genetic Information Nondiscrimination Act (GINA); the Consolidated Omnibus Budget Reconciliation Act of 1985; the Immigration Reform and Control Act (IRCA); the Massachusetts Fair Employment Practices Act, which includes Massachusetts General Law Chapter 151B, as amended; the Massachusetts Privacy Statute, G.L. c. 214, § 1B, as amended; the Massachusetts Payment of Wages Act, G.L. c. 149, § 148 et seq., as amended (the “Wage Act”) – including specifically (but without limitation) all claims under the Wage Act for (a) non-payment of wages (Mass. G.L. c. 149, § 148), (b) retaliation (Mass. G.L. c. 149, § 148A), and (c) misclassification (Mass. G.L. c. 149, § 148B); the Massachusetts Minimum Fair Wage Law G.L. c. 151 et seq., as amended; the Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C, as amended; the Massachusetts Consumer Protection Act, G.L. c. 93A, as amended; the Massachusetts Civil Rights Act, G.L. c. 12, § 11, as amended; the Massachusetts Paid Family and Medical Leave Act, G.L. c. 175 M, § 1 et seq., as amended; the Massachusetts Earned Sick Time law, Mass. G.L. c. 149, § 148C, as amended; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A, et seq., as amended; the Massachusetts Equal Rights Act, G.L. c. 93, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; Section 510 of the Employee Retirement Income Security Act of 1974, as amended (ERISA); any claim under any local, state or federal common law, statute, regulation or ordinance, breach of contract claims, breach of any collective bargaining agreement claims, and all demands, damages, expenses, fees (including attorney’s fees, court costs, expert witness fees, etc.), which Employee may now or hereafter have against the Released Parties and/or have on account of, arising out of, or in connection with all interactions, transactions or contracts, express or implied, between Employee and the Released Parties, including, but not limited to Employee’s employment and the termination thereof, through the date of this Agreement. THIS IS A GENERAL RELEASE OF ALL CLAIMS.

Notwithstanding the foregoing, Employee does not Release any of the Released Parties as it relates to (i) those certain convertible promissory notes of the Company held by Employee or his affiliates, (ii) the sale of his purchase of common stock and warrants to an affiliate of Green Thumb Industries, Inc., or (iii) any future transaction involving Employee and the Company that has not been consummated as of the date hereof.

Nothing in this Agreement shall limit or impede your right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), any Federal, State, or Local Agency, or to file a claim for unemployment benefits, and/or any causes of action which by law you may not legally waive. For example, nothing in this Agreement limits Employee’s ability to file for unemployment compensation; pursue claims for breach of this Agreement; file a workers’ compensation claim; or pursue any claims that arise after the date Employee signs this Agreement.

THIS MEANS THAT BY SIGNING THIS AGREEMENT YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO AGRIFY, BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO YOUR EMPLOYMENT RELATIONSHIP AND THE SEPARATION OF YOUR EMPLOYMENT WITH AGRIFY, UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

5. Covenant Not to Sue. Employee agrees and covenants, except as allowed by law with regard to this Agreement, not to sue or file any claims against the Released Parties with regard to any matters arising prior to the execution of this Agreement. Employee represents and warrants that no such claim has been filed to date.

6. Non-Disparagement. Employee agrees not to in any way or to any extent slander, libel, disparage, or otherwise impair the reputation, goodwill, or commercial interest of the Company and the Released Parties, including but not limited to their employees, officers, directors, management, shareholders, and/or the Company’s or the Released Parties’ performance, work product or method of operating. Employee agrees that Employee will not, without first obtaining written approval from the Company: (i) make any public statement in the nature of a press release or media interview with respect to any aspect of Employee’s employment with the Company or any of its operating units, subsidiaries, affiliates or parents (including, but not limited to, any social networking websites such as Facebook, Twitter, Instagram, and LinkedIn, as well as Glassdoor and statements made under a pseudonym), or (ii) make any statement, written or oral, with respect to past or projected future financial performance of the Company or any of its operating units, subsidiaries, affiliates or parents

7. Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Employee shall promptly provide written notice of any such order to the Company. Furthermore, nothing in this Agreement prohibits or restricts Employee's testimony in an administrative, legislative, or judicial proceeding, as requested by court order, subpoena, or written request from an administrative agency or the legislature, regarding alleged criminal conduct or alleged sexual harassment. Further, this Agreement in no way prohibits or is intended to restrict any protected rights under Section 7 of the National Labor Relations Act, or otherwise prohibit disclosing information as permitted by law.

8. Confidential Information. Employee agrees not to disclose any “Confidential Information” which Employee acquired as an employee of the Company to any other person or entity, or use such information in any manner that is detrimental to the interest of the Company or entities or individuals with whom the Company does business or is proprietary or trade secret information. “Confidential Information” shall mean information, material, and trade secrets proprietary to the Company or to any related or affiliated entity of the Company or designated as confidential by the Company, whether or not owned or developed by the Company, of which Employee obtained knowledge or to which Employee obtained access, through or as a result of the Services provided to the Company or to any related or affiliated entity of the Company (including information conceived, originated, discovered or developed in whole or in part by Employee in connection with the Services provided to the Company or to any related or affiliated entity of the Company). Without limiting the generality of the foregoing, Confidential Information shall include, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): data, documentation, diagrams, flow charts, formulas, research, economic and financial analysis, developments, processes, procedures, employment policies, employment practices, employment procedures, “know how,” marketing techniques and materials, marketing and development plans, customer names, customer lists, and other information related to customers, price lists, pricing policies, the Company-derived market information and financial information.

Employee shall not be held criminally or civilly liable under any federal or state trade-secret law for the disclosure of the Company's trade secrets that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Employee shall not be held criminally or civilly liable under any federal or state trade- secret law for the disclosure of the Company's trade secrets that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company's trade secrets to Employee's attorney and use the trade-secret information in the court proceeding, so long as Employee files any document containing the trade secrets under seal and does not disclose the trade secrets, except pursuant to court order.

9. Injunctive Relief/Breach of this Agreement. Employee acknowledges that any breach of this Agreement would cause irreparable injury to the Company and/or the Released Parties and that their remedy at law would be inadequate and, accordingly, consents to and agrees that temporary and permanent injunctive relief may be granted, without bond, in any proceeding which may be brought to enforce this Agreement, without the necessity of proof of actual damage. This right to an injunction shall not prohibit the Company from pursuing any other remedies available to it including, but not limited to, the recovery of damages. Employee further agrees that the Company may provide a copy of this Agreement to any prospective employer of Employee.

If Employee violates the terms of this Agreement, Employee (i) shall forfeit all right to future benefits under this Agreement; (ii) shall refund to the Company the Severance paid by the Company; (iii) must pay reasonable attorneys’ fees and all other costs incurred by the Company as a result of Employee’s breach; and (iv) acknowledges that the Company may pursue any other remedies available to it as a result of Employee’s breach including, but not limited to, the recovery of damages.

10. Confidentiality. The Parties agree to keep strictly confidential the terms and conditions of this Agreement, including amounts in this Agreement, and shall not disclose them to third parties, not including unless compelled or allowed to do so by law, the following: Employee’s spouse, Employee’s or the Company’s legal or financial adviser, National Labor Relations Board investigators or other government officials who seek such information in the course of their official duties, other employees of the Company, labor unions, or media outlets.

11. Property. Employee shall return to the Company all tangible and intangible property and Confidential Information belonging to the Company to the Company no later than five (5) business days after the Separation Date, and the Company’s obligation to provide Employee with any benefits under this Agreement is subject to and conditioned on Employee’s timely return of all Company property. Such property includes but is not limited to any and all financial records and data; any written material in Employee’s possession including but not limited to product information, engineering information, customer lists, and the Company policies and procedures; automobiles; credit cards; keys; equipment not otherwise purchased; product and/or customer lists and data; contracts; personnel information; project development information; written proposals and studies; and proprietary software purchased or developed by or for the benefit and use of the Company. Employee further represents and warrants that Employee has not retained any copies, electronic or otherwise, of such property.

12. Provisions Required by the Age Discrimination in Employment Act/Older Workers Benefit Protection Act. Employee acknowledges that:

(a)	Employee is specifically releasing any and all claims, whether known or unknown, which are based on the Age Discrimination in Employment Act;

(b)	This Agreement does not waive rights or claims that arise after the date this Agreement is executed;

(c)	Employee has signed this Agreement of Employee’s own free will in exchange for the consideration stated above, which Employee acknowledges constitutes full, fair, reasonable and adequate consideration, to which Employee is not otherwise entitled, for the affirmations, certifications, representations and promises made herein;

(d)	Employee has carefully read and fully understands all the provisions of this Agreement, including Section 12 of this Agreement entitled “Provisions Required by the Age Discrimination in Employment Act/Older Workers Benefit Protection Act,” and that Employee has been afforded at least twenty-one (21) days to consider the terms hereof; Employee agrees that changes made to this Agreement at Employee’s request do not restart the twenty-one (21) day period which Employee has to review this Agreement;

(e)	Employee has been advised in writing by this Agreement that Employee should consult with an attorney prior to executing this Agreement;

(f)	Employee understands and agrees that this Agreement shall not become effective or enforceable until seven (7) calendar days after it is executed by Employee and during that seven (7) day period (the “Revocation Period”) Employee may revoke or rescind this Agreement. If Employee wishes to revoke or rescind this Agreement, Employee agrees to do so in writing within seven (7) days and deliver such written notice of Employee’s intent to revoke by certified mail to: Agrify Corporation, 2468 Industrial Row Drive, Troy, Michigan 48084, Attention: Chief Executive Officer. If Employee does not timely revoke or rescind, this Agreement goes into force and effect on the eighth day following its execution; and

(g)	Employee also understands that should Employee decide to revoke or rescind this Agreement within seven (7) days of signing, the Agreement will not be effective and the monies and other consideration which the Company has promised to provide Employee shall not be paid or provided.

(h)	This Agreement shall become effective on the eighth (8th) day following your signing of this Agreement (the “Effective Date”).

13. Future Employment. Employee agrees that the Company will not be obligated to offer employment to Employee or to hire Employee for any reason, regardless of the circumstances, at any time on or after the date of this Agreement.

14. Cooperation. Employee agrees to make themselves reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company, any entity related to the Company, or any of its agents, officers, directors, or employees. Employee will cooperate fully with the Company in connection with any and all existing or future depositions, litigation, or investigations brought by or against the Company, any entity related to the Company, or any of its agents, officers, directors, or employees, whether administrative, civil, criminal in nature, in which and to the extent the Company deems your cooperation necessary. In the event Employee is subpoenaed in connection with any litigation or investigation, Employee will immediately notify the Company. Reasonable actual expenses incurred by the Employee and pre-approved by the Company arising from these matters will be reimbursed by the Company upon sufficient proof. Employee agrees to comply with any executed agreement concerning confidential Information and/or non-disclosure agreement, or any such other similar agreement. Employee agrees to comply with any executed agreement concerning confidential Information and/or non-disclosure agreement, or any such other similar agreement.

15. Taxes. Employee hereby agrees to indemnify the Company and the Released Parties from any liability for taxes arising out of the Severance including, but not limited to liability arising from Section 409A of the Internal Revenue Code of 1986, as amended.

16. Successors. This Agreement binds and inures to the benefit of Employee’s heirs, administrators, representatives, executors, successors and assigns, and all Released Parties and their heirs, administrators, representatives, executors, successors and assigns.

17. No Admission. This Agreement represents a full, complete and binding compromise of the parties and shall not be construed as an admission by any party of any liability or of any contention or allegation made by any other party.

18. Entire Agreement/Modification. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against Employee, the Company or any Released Party. This Agreement sets forth the entire Agreement between Employee and the Company, and may not be modified except by a writing signed by both you and an authorized official of the Company.

19. Severability. The parties hereto believe that the provisions of this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the parties. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

20. CONFLICT OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MASSACHUSETTS, AND NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF MASSACHUSETTS, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF SHALL BE GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION INTERPOSED IN ANY ACTION HEREON. SUBJECT TO SECTION 21, THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE STATE OR FEDERAL COURTS IN OR SERVING BOSTON, MASSACHUSETTS. THE PARTIES CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 21 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF THIS AGREEMENT IN ANY OTHER JURISDICTION.

21. Arbitration. Employee hereby waives and shall not seek a jury trial in any lawsuit, proceeding, claim, counterclaim, defense or other litigation or dispute under or in respect of this Agreement. Employee agrees that any such dispute relating to or in respect of this Agreement, (other than injunctive or equitable relief which, at the Company’s option, may be sought in any federal or state court having jurisdiction) shall be submitted to, and resolved exclusively pursuant to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association including Expedited Procedures for Emergency Relief which are expressly adopted herein. Such arbitration shall take place in the Boston, Massachusetts Metropolitan Area or other mutually agreeable location and shall be subject to the substantive laws of the State of Massachusetts. Decisions pursuant to such arbitration shall be final, conclusive and binding on the parties. The prevailing party in arbitration shall be entitled to recover reasonable costs and attorneys’ fees from the other party. Upon the conclusion of arbitration, the parties may apply to any federal or state court having jurisdiction to enforce the decision pursuant to such arbitration. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[SIGNATURES ARE ON THE NEXT PAGE]

I have carefully read this Agreement; I fully understand the Agreement's contents and the effects thereof, including the Release in Section 4, I understand that I have a right to review this Agreement with an attorney of my choice, and I have executed the same of my own free will, without any coercion by the Company, the Released Parties, or any of the Company’s or the Released Parties’ directors, officers, employees, agents or representatives.

Raymond Chang

By:	/s/ Raymond Chang	November 5, 2024
Date
Agrify Corporation

By:	/s/ Krishnan Varier	November 5, 2024
Title:	Director	Date